EXHIBIT 12
Weyerhaeuser Company and Subsidiaries
Computation of Ratios of Earnings to Fixed Charges
For the year-to-date periods ended September 30, 2012, and September 30, 2011
(Dollar amounts in millions)

	YEAR-TO-DATE ENDED
	SEPTEMBER 30, 2012	SEPTEMBER 30, 2011
Available earnings:
Earnings from continuing operations before interest expense, amortization of debt expense and income taxes	$550	$491
Add: interest portion of rental expense	10	12
Add: undistributed loss of equity affiliates and income attributable to noncontrolling interests in subsidiaries	1	2
Available earnings	$561	$505
Fixed charges:
Interest expense incurred:
Weyerhaeuser Company and subsidiaries, excluding Weyerhaeuser Real Estate Company and other related subsidiaries	$259	$274
Weyerhaeuser Real Estate Company and other related subsidiaries	21	18
Subtotal	280	292
Less: intercompany interest	(9)	(2)
Total interest expense incurred	271	290
Amortization of debt expense	5	5
Interest portion of rental expense	10	12
Total fixed charges	$286	$307
Ratio of earnings to fixed charges	1.96	1.64

Weyerhaeuser Company with its Weyerhaeuser Real Estate Company and Other Related Subsidiaries
Accounted for on the Equity Method, but Excluding the Undistributed Earnings of Those Subsidiaries
Computation of Ratios of Earnings to Fixed Charges
For the year-to-date periods ended September 30, 2012 and September 30, 2011
(Dollar amounts in millions)

	YEAR-TO-DATE ENDED
	SEPTEMBER 30, 2012	SEPTEMBER 30, 2011
Available earnings:
Earnings from continuing operations before interest expense, amortization of debt expense and income taxes	$520	$475
Add: interest portion of rental expense	9	10
Add: undistributed loss of equity affiliates and attributable to noncontrolling interests in subsidiaries	—	2
Add: undistributed earnings before income taxes of Weyerhaeuser Real Estate Company and other related subsidiaries	(20)	(16)
Available earnings	$509	$471
Fixed charges:
Interest expense incurred	$259	$274
Amortization of debt expense	5	5
Interest portion of rental expense	9	10
Total fixed charges	$273	$289
Ratio of earnings to fixed charges	1.86	1.63